Investor Contact: Media Contact:

Fredrik Wiklund Kathleen Rinehart

Senior Director, Investor Relations & Director, Public Relations

Corporate Development 650-624-4948

650-624-4992 kathleen.rinehart@tercica.com

fredrik.wiklund@tercica.com

Jury Finds Insmed Infringed Patents Owned By Genentech And Exclusively Licensed to Tercica

Jury Awards Damages of $7.5 Million and a 15% Royalty for Past Sales of IPLEX™

Brisbane, Calif. -- November XX, 2006 -- Tercica, Inc. (Nasdaq: TRCA) today announced that a jury in the US District Court for the Northern District of California found that Insmed Incorporated and Insmed Therapeutic Proteins, Inc. have infringed Genentech's US Patent No. 5,258,287; willfully infringed US. Patent No. 5,187,151; and upheld the validity of Genentech's US Patent No. 6,331,414 (the '414 Patent). Tercica exclusively licensed these patents in April 2002 for use in its manufacture and sale of, among other things, Increlex. Prior to the trial, the Court had ruled that Insmed's process for making the IGF-1 in IPLEX™ literally infringes three claims of the '414 Patent, and Insmed had stipulated that it infringes on three additional claims.

Today's jury verdict orders Insmed to pay $7.5 million and 15% royalties for damages pertaining to IPLEX™ past sales of up to $100 million, and 20% royalties for IPLEX™ past sales greater than $100 million. If Insmed appeals the jury verdict, these damages would not be paid to Tercica until Insmed's last appeal is decided upon by the Court of Appeals for the Federal Circuit, but could be augmented by post-judgment interest charges. Because Tercica was the lead plaintiff in the litigation, it will recover a substantial portion of the damages paid by Insmed.

Stephen N. Rosenfield, Tercica's Executive Vice President of Legal Affairs and General Counsel stated, "We are pleased with the jury's findings in this first phase of determining validity, infringement and damages. After the court has ruled on the customary post-trial motions, the next step will be for the Court to rule on our requests for both an injunction against future sales of IPLEX™ by Insmed and for additional damages remedies to Tercica and Genentech."

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for short stature and other metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning prospects and results, including statements that relate to: (1) Insmed appealing the jury verdict; and, (2) the Court's ruling on Tercica's request for an injunction against continuing sales of IPLEX™ by Insmed and, potentially, future damages remedies to Tercica and Genentech . Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, that: (i) the Court could set aside the jury verdict and not award Tercica any damages; (ii) the Court could reduce the damages awarded by the jury and reduce the damages to be awarded by the court; (iii) Insmed could appeal and, if successful, Tercica may ultimately receive no award of damages or a reduced award; (iv) the Court may not grant Tercica's request for an injunction or for future damages remedies; and (v) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica's Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 3, 2006.